Exhibit (n)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-2 of our report dated August 25, 2026, relating to the financial statement of Cascade Real Assets Fund as of July 27, 2026, and to the references to our firm under the heading “Independent Registered Public Accounting Firm; Legal Counsel” in the Propsectus and headings “Independent Registered Public Accounting Firm; Legal Counsel” and “Financial Statements” in the Statement of Additional Information.

/s/ Cohen & Company, Ltd.

Cleveland, Ohio

August 25, 2026